Exhibit 99.1

March 23, 2019

Dear Paul:

We are pleased to extend an offer for the position of President & Chief Executive Officer of Lantronix, Inc. (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

DUTIES:

In your capacity as President & Chief Executive Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Board of Directors of the Company (the “Board”). You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

START DATE:

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is April 22, 2019 (“Start Date”).

BASE SALARY:

In consideration of your services, you will be paid an initial base salary of $400,000 per year, subject to review annually, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

BONUS:

During your employment, you will be eligible to participate in the Company’s annual bonus plan. Each year, your target bonus opportunity will be at least 85% of your base salary. Actual payments will be determined based on Company results or a combination of Company results and individual performance against the applicable performance goals established by the Board. Currently, bonuses are paid out semi-annually, based on performance with respect to semi-annual goals. Bonus payments with respect to a performance period will be paid no later than the 15th day of the third month following the conclusion of the performance period. Your participation will commence with the 1st half plan performance period for fiscal 2020, which begins July 1, 2019. The Company reserves the right to change or discontinue the plan at any time. You must remain continuously employed through the applicable bonus payment date to be eligible to receive bonus payments.

For the first half of fiscal 2020, you shall be entitled to receive a guaranteed bonus of $120,000, payable as follows: (1) $60,000 within 15 days of the end of the June 2019 and (2) $60,000 within 15 days of the end of August 2019, in each case subject to your continued employment with the Company. Should the Company’s performance for the first half of fiscal 2020 yield a higher calculated amount, you will be paid the difference when the first half bonus is paid out.

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RESTRICTED STOCK UNITS:

You will receive a one-time award of 250,000 restricted stock units (“RSUs”) that shall vest according to the following schedule: (i) 62,500 of the RSUs shall vest on June 1, 2020; (ii) the remaining 187,500 RSUs shall vest ratably each quarter for the subsequent 12 quarters. Except as otherwise provided in this letter, the RSUs will be subject to the terms and conditions of the Company’s standard form of RSU agreement. The RSU will be granted immediately upon filing of a registration statement on Form S-8 registering the shares subject to the award.

PERFORMANCE SHARES:

You will receive the following one-time stock award of 500,000 performance shares units (the “Performance Shares”), which we anticipate will be made no later than August/September 2019, subject to approval of the performance criteria by the Compensation Committee of the Lantronix Board of Directors. The performance criteria will be based on the Company’s financial operating plan to be developed by management. The performance award period will cover fiscal years 2020 through 2022, and the award will vest on September 1st of each year beginning in 2020 based on the Company’s performance compared to the pre-established performance criteria.

Except as otherwise provided in this letter, the Performance Shares will be subject to the terms and conditions of the Company’s standard form of performance share award agreement.

STOCK OPTIONS:

You will receive the following one-time stock option grant (the “Options”):

(a) an option to purchase 500,000 shares of the Company’s common stock that shall vest according to the following schedule: 250,000 of the options shall vest one year from date of grant (grant date will be your start date with the company) the next 100,000 options will vest 1/24th per month over the following 24 months and the remaining 150,000 options shall vest 1/12th each month thereafter for a period of 12 months, subject to your remaining a Service Provider to the Company through such dates (as defined in the Company’s 2010 Stock Plan).

The grant shall be effective on the Start Date and the exercise price of the Options shall be the fair market value of the Company’s common stock on the Start Date, as determined by the Board. Except as otherwise provided in this letter, the Options will be subject to the terms and conditions of the Company’s standard form of stock option agreement.

BENEFITS:

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees, including group medical, dental, vision and life insurance, and disability benefits, subject to the terms and conditions of such plans and programs. You will be entitled to paid time off for vacation leave, in a reasonable amount that you deem appropriate consistent with your duties, provided that your job performance remains acceptable. You will be expected to schedule vacation at reasonable times so as to not interfere with your duties. There shall be no accrual of unused vacation time and you will not be entitled to payment for any unused vacation time upon the termination of your employment with the Company. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

EXPENSES:

You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, including reimbursement for economy plus travel on domestic flights and for business class travel on international flights.

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WITHHOLDING:

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

CONFIDENTIAL INFORMATION:

As an employee of Lantronix, you will have access to certain Company confidential information and you may, in the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will be required to sign the Company’s Employment, Confidential Information, and Invention Assignment Agreement as a condition of employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary information from a previous employer or violate any obligation you may have to that employer.

NON-SOLICITATION:

In consideration of the promises and covenants contained in this letter, you agree that for a period of one (1) year following your effective date of termination or resignation, you will not, either directly or indirectly, either on your own behalf or on behalf of any other person, recruit or solicit for hire any individual who is then employed by the Company. You acknowledge and agree that the restrictions contained in this section are reasonable and appropriate. You further acknowledge and agree that the restrictions contained in this section will not preclude you from engaging in any trade, business or profession that you are qualified to engage in.

AT-WILL EMPLOYMENT:

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company. If your employment terminates for any reason while you are a member of the Board or the board of directors of any subsidiaries of the Company, you agree that, upon request of the Board, you will resign from such board positions effective upon termination of your employment.

SEVERANCE:

If your employment with the Company is terminated by you for Good Reason or by the Company without Cause, then subject to your execution and non-revocation of a release of claims in a form provided by the Company and resignation from any Company-affiliated board positions, then in addition to any base salary earned through the termination date, any earned but as-yet unpaid bonuses, unpaid expense reimbursements and vested benefits to which you are entitled under the terms of any Company employee benefit plan (which compensation and benefits will be paid to you or your estate in connection with your ceasing to be employed without regard to the reason for such cessation), you will be entitled to the following:

(a) You will be entitled to receive severance pay in a total amount equal to the sum of (i) twelve (12) months of your then current Base Salary, plus (ii) an amount equal to fifty percent (50%) of your then current target bonus (collectively, the “Severance Payment”). The Severance Payment shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A pursuant to section under the caption “Section 409A” below.

(b) The Company will also provide you, your spouse and your eligible dependents with continued group health, dental and vision coverage pursuant to the provisions of COBRA at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the date of termination of your employment (including without limitation contributions required by you, if any, for such benefits), for the first twelve (12) months following the date of termination your employment without Cause or for Good Reason or until you become eligible for comparable benefits from another employer.

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(c) If the termination of your employment occurs before April 22, 2021, the number of outstanding unvested RSUs, performance shares and stock options previously granted to you that would have vested had you remained employed during the twelve (12) months following the date of termination shall vest upon such termination.

For purposes of this letter, “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) intentional and continual failure to substantially perform your reasonably assigned duties for the Company; (iii) intentional conduct that is demonstrably and materially injurious to the Company, including but not limited to committing or cooperating in an act of fraud, theft, or dishonesty against the Company; (iv) your breach of a fiduciary duty to the Company or its shareholders; (v) your conviction for, or plea of guilty or nolo contendre to, the commission of any felony or any crime involving deceit, material dishonesty, fraud, embezzlement, theft, any crime that results in or is intended to result in personal enrichment at the expense of the Company, any crime that involves the use or sale of a controlled substance, or any other offense that will adversely affect in any material respect the Company’s reputation or your ability to perform your obligations or duties to the Company; or (vi) your violation of a material written policy of the Company or breach of a written agreement with Company, including but not limited to a breach of the Employment, Confidential Information, and Invention Assignment Agreement. Notwithstanding the foregoing, Cause shall not exist under (i), (ii), (iii), (iv) or (vi) unless the Company provides you with written notice of the existence of one or more of the actions, conditions or events set forth above in such definition of Cause, and if such action, event or condition is curable, you fail to cure such action, event or condition within thirty (30) days after receipt of such notice.

For the sake of clarity, termination of your employment in connection with your death or disability will not be considered “termination by the Company without Cause” hereunder. For purposes of this letter, you shall be considered disabled if you have been physically or mentally unable to perform your job duties hereunder for a continuous period of at least one hundred twenty (120) days or a total of one hundred fifty (150) days during any one hundred and eighty (180) day period, and you have not recovered and returned to the full time performance of your duties within thirty (30) days after written notice is given to you by the Company following such 120 day period or 180 day period, as applicable.

For purposes of this letter, “Good Reason” shall mean your resignation within one hundred and twenty (120) days after the Company has taken any of the following actions without your express written consent: (i) a material reduction in your base salary, your target annual bonus opportunity or benefits (unless, outside of a Change in Control context, such reduction is in connection with a salary or benefit reduction program of general application at the senior level executives of the Company); (ii) a material breach by the Company of any written agreement with you, including the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this letter in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; (iii) a material adverse change in your title, reporting relationship, authority, duties or responsibilities (other than temporarily while you are disabled or as otherwise permitted by applicable law), it being understood that being CEO (or equivalent) of a subsidiary or division of another entity following a Change in Control shall constitute Good Reason hereunder; or (iv) relocation of your principal workplace by more than 45 miles, which change results in a material increase in your one-way commute. Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company written notice of the existence of the one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice.

CHANGE IN CONTROL:

In the event your employment with the Company is terminated by you for Good Reason or by the Company without Cause within 60 days prior to or 12 months following a Change in Control (as defined below), then, subject to your execution and non-revocation of a release of claims in a form provided by the Company, in keeping with past practice, and resignation from any Company-affiliated board positions, all unvested Company equity awards that you then hold shall fully vest and be settled or become exercisable, as applicable, and you will be entitled to receive (as applicable, the “Change-in-Control Severance Payment”):

(a) In the event of a Change in Control where the transaction results in Lantronix shareholders receiving at closing consideration with a value of less than a value of $5 per share on a fully diluted basis, in lieu of any other severance benefits, you will be entitled to receive severance pay in a total amount equal to the sum of (i) twelve (12) months of your then current Base Salary, plus (ii) an amount equal to one hundred percent (100%) of your then current target bonus. The Company will also provide you, your spouse and your eligible dependents with continued group health, dental and vision coverage pursuant to the provisions of COBRA at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the date of termination of your employment (including without limitation contributions required by you, if any, for such benefits), for the first twelve (12) months following the date of termination your employment without Cause or for Good Reason or until you become eligible for comparable benefits from another employer.

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(b)       In the event of a Change in Control where the transaction results in Lantronix shareholders receiving at closing consideration with a value of $5 per share or greater on a fully diluted basis, in lieu of any other severance benefits, you will be entitled to receive severance pay in a total amount equal to the sum of (i) twenty-four (24) months of your then current Base Salary, plus (ii) an amount equal to two hundred percent (200%) of your then current target bonus. The Company will also provide you, your spouse and your eligible dependents with continued group health, dental and vision coverage pursuant to the provisions of COBRA at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the date of termination of your employment (including without limitation contributions required by you, if any, for such benefits), for the maximum period of time permitted by COBRA or CalCOBRA, as applicable, or until you become eligible for comparable benefits from another employer (but in no event shall the Company be obligated to provide benefits for longer than 24 months).

Any Change-of-Control Severance Payments shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A as described under the caption “Section 409A” below. Change-of-Control Severance Payments may also be subject to reduction required to avoid potentially adverse taxation under Internal Revenue Code Section 280G as described under the caption “Section 280G” below.

For purposes of this letter, “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the TL Parties, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or, more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than to the TL Parties; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation with the TL Parties or (B) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board or the TL Parties before the date of appointment or election. In no event shall a “Change in Control” be deemed to have occurred for purposes of this letter solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more affiliates.

For purposes of this letter, “TL Parties” shall mean, either individually or collectively, Bernhard Bruscha, TL Investments.

SECTION 409A:

This letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each instalment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent necessary to avoid application of any tax under Section 409A applying to any compensation or benefit included herein that constitutes nonqualified deferred compensation, the definition of “Change in Control” shall be reformed such that a transaction will only qualify as a Change in Control if it also constitutes a “change in control event” as defined under Section 409A.

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SECTION 280G:

Notwithstanding any other provision of this letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this letter or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code (“Section 280G”) and would, but for this section be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (or any successor provision thereto) (“Section 4999”) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

Any such reduction shall be made in accordance with Section 409A and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Any determination required under this section shall be made in writing in good faith by the accounting firm that was the Company’s independent registered public accounting firm immediately before the change in control (the “Accountants”), which shall provide detailed supporting calculations to the Company and you as requested by the Company or you. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this section. For purposes of making the calculations and determinations required by this section, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999. The Accountants’ determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this section.

CLAWBACK:

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

INDEMNIFICATION:

You will be entitled to indemnification from the Company in accordance with the terms of the Company’s standard form of indemnification agreement for directors and executive officers. You shall be entitled to the coverage which the Company generally provides to its directors and executive officers under the applicable Company directors and officers liability insurance plans and policies.

CONTINGENT OFFER:

This offer is contingent upon:

(a) Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.

(b) Satisfactory completion of a background investigation.

This offer will be withdrawn if any of the above conditions are not satisfied.

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REPRESENTATIONS:

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

ARBITRATION:

To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or cessation of that employment will be submitted to final and binding arbitration as provided in Attachment A hereto.

ACCEPTANCE:

To indicate your acceptance of this offer, please initial each page, and complete and sign the At-Will Acceptance Statement.

The offer letter and attachments need to be returned via email to the Company’s Vice President of Human Resources at tom.morton@lantronix.com by Monday, March 25th by 2:00PM.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately.

Very truly yours,

LANTRONIX, INC.

/s/ Bernhard Bruscha

Bernhard Bruscha

Chairman of the Board of Directors

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At-Will Acceptance Statement

I, Paul H. Pickle, do hereby accept the above employment offer, and agree with the terms as outlined above. I understand that there are no other terms expressed or implied. My expected start date will be 4/22/2019.

I understand that Lantronix is an “At-Will Employer,” and agree that my employment is for no definite period and may, regardless of the date of payment of wages and salary, be terminated by me or by Lantronix at any time without any previous notice. Subject to the rights under the section entitled “Severance,” I also understand and agree that Lantronix may hire, fire, demote, promote, and change or alter any terms of my employment at any time.

/s/ Paul H. Pickle	3/23/2019
Signature	Date

Nondisclosure of Former Employer’s Trade Secret Information

I understand and agree that the Company expects me to respect any trade secret information of any of my former employers, business associates, or others. I agree to respect the Company’s express direction to me not to disclose to the Company, its officers, or employees, any such trade secret information so long as it remains confidential. In addition, I also represent to the Company that my commencement of work for the Company does not (a) conflict with any other contractual commitments on my part to any former employer or third party, (b) result in the misappropriation of trade secrets of any former employer or third party, or (c) otherwise violate or interfere with any rights of any third party

/s/ Paul H. Pickle	3/23/2019
Signature	Date

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ATTACHMENT A

MUTUAL AGREEMENT TO ARBITRATE

To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its affiliated, subsidiary, or related entities, owners, directors, officers, employees, volunteers or agents) relating to or arising out of this Agreement or Executive’s employment (or the cessation thereof), will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other statutes or laws relating to Executive’s relationship with the Company regardless of whether such dispute is initiated by Executive or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against Executive, including but not limited to claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contracts, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty. However, claims for workers’ compensation benefits, unemployment insurance and those arising under the National Labor Relations Act (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.

This mutual arbitration agreement is to be construed as broadly as is permissible under applicable law.

LANTRONIX INC. (the “Company”)

/s/ Paul H. Pickle	By: /s/ Bernhard Bruscha
Paul H. Pickle	Name: Bernhard Bruscha
Title: Chairman of the Board

Dated: 3/23/2019	Dated: 3/23/2019

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BENEFITS SUMMARY

INSURANCE:

Lantronix recognizes the need for financial protection in the event of illness or injury that may result in medical expenses. Therefore, the Company offers group insurance plans designed to meet those needs to all active regular full-time employees.

Regular full-time employees are eligible to enroll in group insurance benefits on the first of the month following their first day of employment. Based on your hire date of April 22, 2019, you will be eligible for benefits on May 1, 2019. If your start date is extended, it may affect the date you will be eligible for benefits.

Group medical, dental and prescription coverage is presently offered through Aetna. You have a choice among these medical and dental plan options: PPO and HMO (California employees only). Vision coverage is offered through VSP. The Company currently pays a significant portion of the premium, with the employee contributing the difference through a bi-weekly payroll deduction.

Lantronix has in place a FSA (Flexible Spending Account) Plan that allows pre-tax deductions for dependent care costs, eligible un-reimbursed medical expenses, and health insurance premiums.

Basic Life and Accidental Death & Dismemberment coverage is provided by Guardian Insurance at the rate of two time’s annual total targeted compensation, up to a maximum $500,000. Voluntary Life insurance can be purchased by the employee. Supplemental life insurance can also be purchased by the employee to cover spouse and children.

Short-term Disability for CA residents is provided through the State. Benefit coverage is up to a maximum of 52 weeks. Benefits amount vary depending on the employee’s weekly base or wage rate. Maximum benefit is $840 per week. To qualify you must be unable to perform your duties for 8 consecutive days. To claim a disability, please call 800-480-3287 for plan requirements, restrictions, and forms.

Long-term Disability is provided by Guardian Insurance and provides up to 60% of your basic monthly earnings (not to exceed $12,500) when you meet the disability requirements. Benefits can be paid out as early as 90 days after you have been declared disabled. California employees would become eligible when the state disability payments cease (typically 12 months).

PROGRAMS:

EAP

Lantronix offers an Employee Assistance Program to provide you with support when you need guidance or information regarding Management resources, Conflict management, Financial or Legal issues, Child or Dependent care, Relationship issues, Co-dependency and many other issues involving modern life.

TUITION REIMBURSEMENT

Lantronix believes in education and will reimburse employees for their efforts when a course of study is related to their job. Undergraduate and Certificate programs are reimbursed at the rate of $500 per course, up to 6 courses per calendar year. Graduate programs are reimbursed at the rate of $1,500 per course, up to 6 courses per calendar year. Employees do have to obtain approval to participate in the plan before they enroll at an Institution of higher learning in order to be eligible.

COMPANY EVENTS

Lantronix offers fun themed events at least 5+ times per year. They range from taco parties to having the In-N-Out truck for lunch.

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HOLIDAYS:

Lantronix offers an average of 11 paid holidays per year.

VACATION:

Vacation will be as stated in your offer letter.

401(K) PLAN:

Lantronix offers a 401K plan to full time employees. The Plan allows employees to contribute any whole percentage of their salary on a pre-tax basis, not to exceed the annual maximum set by the IRS. The company matches 25% of the first 6% of employee contributions. Employees are eligible to enroll in the 401K program, effective the first of the month following completion of 30 days of employment. Employees who have a 401K plan through a prior employer may rollover their funds into Lantronix’ Plan immediately, however, they may not begin making contributions to the Plan until their enrollment eligibility date. Lantronix reserves the right to change the plan at any time.

EMPLOYEE STOCK PURCHASE PLAN

Lantronix’s Employee Stock Purchase Plan allows employees to purchase shares of company stock at a 15% discount on the lower of the offering price or purchase date price through convenient payroll deductions.

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